ThermoEnergy Corporation
1300 Tower Building
323 Center Street
Little Rock, Arkansas 72201

December 16, 2002

Mr. Robert S. Trump
167 East 61st Street
New York, New York

Dear Mr. Trump:

     This is to request that you either (i) extend the term of each of your ThermoEnergy Series-98 Debentures by one (1) year from it current maturity to January 15, 2004 or (ii) that you exercise your option to convert your Debentures to stock. As stated in our latest quarterly filing with the SEC, ThermoEnergy Corporation has very little cash, and will not be able to pay the Series-98 Debentures, when they become due on January 15, 2003. While you have the right to convert your Debenture(s) to stock, rather than extending the maturity, you should consider that the rights of a debt holder are senior to those of a shareholder. If you do not choose to convert your Debenture(s) to stock or extend its maturity you also have all of the rights of a debt holder, who is not paid as agreed in the debt instrument.

     Enclosed is the Company’s latest quarterly filing with the SEC.

     Please mark your election either (i) to state your request to convert your Debenture to shares or (ii) to indicate your agreement to extend the maturity of your Series 98 Debenture(s) to January 15, 2004 and sign below. Also, please return a signed copy of your action to me in the stamped and addressed envelope provided.

Very truly yours,

ThermoEnergy Corporation

by

P. L. Montesi, President

Debenture Holder Election

The undersigned certifies that he/she/it is the owner of ThermoEnergy Corporation Series 98 Debenture(s) and agrees to extend the term of each of the Debentures that he owns to January 15, 2004.

Dated: December 16, 2002.

/s/

Signature

Robert S. Trump

Print Name

Election To Convert Debenture to Stock

The undersigned certifies that he/she/it is the owner of ThermoEnergy Corporation Series 98      Debenture(s), and elects to convert the same to common stock according to its terms.

Dated:	.

Not Applicable

Signature

Not Applicable

Print Name